Exhibit 99.1

Allurion Advances Plan to Re-List

NATICK, Mass. – June 17, 2026 – Allurion Technologies, Inc. (OTCQB: ALUR), a pioneer in metabolically healthy weight loss, today announced a 1-for-15 reverse stock of its outstanding common stock intended to support regaining compliance with the continued listing requirements of the New York Stock Exchange (the “NYSE”) or initial listing requirements of the NYSE American.

Allurion continues to actively engage with national exchanges and is advancing its re-listing strategy as part of a comprehensive plan to strengthen its capital markets positioning.

“We have had a constructive and collaborative dialogue with the national exchanges throughout this process, and we remain focused on meeting all requirements necessary to regain our listing,” said Dr. Shantanu Gaur, Founder & CEO of Allurion. “We believe re-listing will enhance our visibility, improve liquidity for our shareholders, and better position Allurion for long-term growth as we continue to execute on our U.S. commercial strategy.”

The reverse stock split will take effect at 12:01 a.m. Eastern Time on June 18, 2026, and the Company’s Common Stock will begin trading on a split-adjusted basis under the temporary symbol “ALURD” on The OTCQB Market as of the opening of trading on June 18, 2026 for a period of twenty (20) days, at which time the trading symbol will revert back to “ALUR.” The CUSIP number of 02008G 300 will be assigned to the Company’s Common Stock when the reverse stock split becomes effective.

When the reverse stock split becomes effective, every fifteen (15) of the Company’s issued shares of Common Stock will be combined into one (1) issued share of Common Stock, without any change to the par value per share. This will reduce the number of outstanding shares of Common Stock from approximately 15,006,253 shares to approximately 1,000,417 shares.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fraction of a share of Common Stock of the Company will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

Proportional adjustments will also be made to the number of shares of Common Stock awarded and available for issuance under the Company’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding stock options, restricted stock units and other equity securities under the Company’s equity incentive plans. Additionally, all outstanding convertible notes will be adjusted in accordance with their terms, which will, among other changes to the convertible note terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such convertible notes and to the exercise and redemption prices of such convertible notes. All outstanding warrants will also be adjusted in accordance with their terms, which will, among other changes to the warrant terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the exercise and redemption prices of such warrants. Specifically, following the effectiveness of the reverse stock split, every fifteen (15) shares of Common Stock that may be purchased pursuant to the exercise of public warrants will represent one (1) share of Common Stock that may be purchased pursuant to such warrants. Accordingly, for the Company’s warrants trading under the symbol “ALUR WS”, each whole public warrant will be exercisable for 0.00378787 shares of common stock at an exercise price of $3,037.50 per share of Common Stock, which is based on each public warrant being exercisable for 0.056818 shares of common stock before the reverse stock split, adjusted for the 15:1 reverse stock split ratio.

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the consequence of the reverse stock split reflected in their accounts on or after June 18, 2026. Such beneficial holders may contact their bank, broker, or nominee for more information.

The reverse stock split ratio approved by the Board of Directors is within the previously disclosed range of ratios for a reverse stock split authorized by the stockholders of the Company at the 2025 Annual Meeting of Stockholders of the Company held on December 18, 2025.

Additional information regarding this reverse stock split will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about the date hereof.

About Allurion
Allurion is a pioneer in metabolically healthy weight loss. The Allurion Program is a weight-loss platform that combines the FDA approved Allurion Gastric Balloon System, featuring the Allurion Smart Capsule, with the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers featuring the Iris AI platform, Allurion Insights for healthcare providers, and the Allurion Connected Scale.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements that reflect Allurion’s beliefs and assumptions based on information currently available. Although Allurion believes it has a reasonable basis for each forward-looking statement contained in this release, these statements involve risks and uncertainties that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Forward-looking statements in this press release include, but are not limited to, statements regarding: our efforts to regain compliance with NYSE listing standards or to relist its securities on the NYSE American; pioneering in metabolically healthy weight loss; and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to management.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including those factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2026 and updated from time to time by its other filings with the SEC, and its Quarterly Report on Form 10-Q filed with the SEC on May 15, 2026. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Allurion undertakes no obligation to update any forward-looking statements to reflect any new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events, other than as required by applicable law.